EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/08/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-2.90%	-2.06%	7.85%
Class B Units	-2.91%	-2.07%	6.99%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 8, 2006

The Grant Park Futures Fund sustained trading losses during a volatile week in the markets. Positions in the interest rates and currencies were responsible for the majority of losses. Setbacks also came from the soft/agricultural commodity sector; gains came mainly from positions in the stock indices.

Long positions in the interest rate sector were dealt losses after the report on the U.S. employment situation showed an unexpected rise in jobs during the month of November. The U.S. Department of Labor announced an increase of 132,000 jobs versus a forecast of 100,000 additions. The news, coupled with data released earlier in the week that suggested strength in the U.S. service sector, gave investors reason to believe that the U.S. economy might be stronger than was previously thought. Long positions in the Eurodollar contract lost ground as prices fell on speculation that the Federal Reserve might not be in a position to lower interest rates in the early part of 2007. Long positions in the 10-year note and 30-year bond also sustained losses.

Long positions in the currency sector lost ground as the report on U.S. jobs combined with comments from U.S. Treasury Secretary Paulson sent the U.S. dollar to higher levels by week’s end. The euro and British pound, which were already lower after the jobs report, fell further relative to the greenback after the Treasury Secretary said that he believed “very strongly that a strong dollar is in our best interest”. Long positions in the Japanese yen and Swiss franc also reported losses.

Grain prices experienced a reversal during the week, resulting in losses for long positions in the soft/agricultural commodities sector. Corn for March delivery closed 18.5 cents lower, settling at $3.6850 per bushel on what analysts described as profit taking on behalf of investors holding long positions. Long positions in soybeans and soybean oil also lost ground after prices there settled lower.

Lastly, gains came from long positions in the global equities sector. The S&P Composite Index closed higher as analysts suggested that the unexpected rise in jobs had sparked hopes that the U.S. economy could still experience a soft landing. Long positions in the German DAX., London FTSE-100 and Hong Kong Hang Seng were also profitable.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com